UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):         April 1, 2006

COMMUNITY PARTNERS BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-1343034	20-3700861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1250 Highway 35 South, Middletown, New Jersey	07748
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (732) 706-9009

Not Applicable
(Former Name of Former Address, if Changed Since Last Report)

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01         Completion of Acquisition or Disposition of Assets

Effective April 1, 2006 (the “Effective Time”), pursuant to the Agreement and Plan of Acquisition, dated as of August 16, 2005 (the “Plan of Acquisition”), among the Community Partners Bancorp (f/k/a Ten Penny-Rialto Holdings, Inc.; the “Company”), Two River Community Bank (“Two River”), and The Town Bank (“Town Bank”), the Company has acquired all of the shares of capital stock of each of Two River and Town Bank in exchange for shares of Company common stock. As a result, Two River and Town Bank are now wholly-owned subsidiaries of the Company (the “Acquisition”). The Acquisition was approved by the shareholders of each of the banks holding at least two-thirds (2/3) of the capital stock of such bank entitled to vote, in accordance with Section 17:9A-358 of the New Jersey Banking Act of 1948, as amended.

At the Effective Time, each share of Two River common stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Company common stock and each share of Town Bank common stock was converted into the right to receive 1.25 shares of Company common stock. As a result, at the Effective Time, an aggregate of 3,936,595 shares of Company common stock, representing approximately 62.6% of the Company’s outstanding shares, were issuable to Two River shareholders and an aggregate of approximately 2,347,791 shares of Company common stock, representing approximately 37.4% of the Company’s outstanding shares, were issuable to shareholders of Town Bank.

The issuance of Company common stock pursuant to the Acquisition was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-4, as amended (File No. 333-129638), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on February 8, 2006 (the “Registration Statement”).

The Registration Statement contains additional information about the Acquisition, including information concerning the interests of the Company’s directors and executive officers.

Upon the Company’s filing with the SEC of a Registration Statement on Form 8-A (a “Form 8-A”), the Company’s common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Company anticipates filing a Form 8-A as soon as practicable after filing this Current Report on Form 8-K. The Company’s common stock has been approved for quotation on the Nasdaq Capital Market and will trade under the symbol “CPBC”.

Item 7.01         Regulation FD Disclosure.

On April 3, 2006, the Company issued a press release announcing the closing of the Acquisition and the Company’s impending listing on the Nasdaq Capital Market. The press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 8.01         Other Events.

On January 10, 2006, the Company’s Board of Directors appointed Charles T. Parton to serve as Chairman of its Nominating & Corporate Governance Committee and Joseph F.X. O’Sullivan to serve as a member of its Compensation Committee. The Board determined that it was in the best interests of the Company and its shareholders to make these appointments pursuant to Nasdaq Rules 4350(c)(3)(C) and 4350(c)(4)(C), despite the Board being unable to affirmatively determine that either Mr. Parton or Mr. O’Sullivan meets all criteria under Nasdaq rules to be considered “independent” for service on board committees.

Mr. Parton was President and CEO of Two River from its opening on February 29, 2000 to April 30, 2000 and since May 1, 2000 he has served as Two River’s non-executive Chairman of the Board. Mr. Parton received benefits under the Company’s employee health benefit program until December 31, 2005.

In 2003, Town Bank acquired from Fleetwood Financial, an equipment leasing company in which Mr. O’Sullivan was a principal, a financial asset in the form of the monthly payment stream from a non-cancelable equipment lease with a high quality credit obligor, American Express. Town Bank took a non-recourse assignment of the payments and paid a price to Fleetwood determined by discounting the payments calculated at approximately $1 million. The payments from American Express were secured by the equipment lease. Town Bank was paid in full in March of 2005.

Neither Mr. Parton nor Mr. O’Sullivan is a current officer or employee or a family member of an officer or employee of the Company, Two River or Town Bank, or of any of their respective affiliates.

Effective April 1, 2006, Frank J. Patock, Jr., resigned, and John J. Perri, Jr. was appointed, as a member of the Nominating and Corporate Governance Committee of the Board of Directors. The Board has affirmatively determined that Mr. Perri is “independent” as defined under Nasdaq rules.

Item 9.01	Financial Statement and Exhibits.
(a)	Financial Statements of Business Acquired
To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(b)	Pro Forma Financial Information

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(c)	Exhibits

Exhibit No.		Description

2.1		Agreement and Plan of Acquisition, dated as of August 16, 2005, among the Registrant, Two River Community Bank, and The Town Bank (incorporated by reference from Annex A of the Joint Proxy Statement-Prospectus included in the Registrant’s Registration Statement on Form S-4 (File No. 333-129638)).

99	*	Press Release dated April 3, 2006

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY PARTNERS BANCORP

Date: April 3, 2006	By:	/s/ BARRY B. DAVALL
Name: Barry B. Davall
Title: President and Chief Executive Officer